Exhibit 10.14

loanDepot.com, LLC

26642 Towne Centre Drive

Foothill Ranch, CA 92610

d.b.a. loanDepot.com,

loanDepot

May 17, 2017

Patrick Flanagan

26442 Houston Trail

Laguna Hills, CA 92653

Re:	Offer of Employment

Dear Pat:

We are pleased to offer you employment with loanDepot.com, LLC (“loanDepot”) on the following terms and conditions:

1.	Position. loanDepot offers you the exempt, salaried position of EVP, Next Gen Lending reporting to Anthony Hsieh, CEO.

2.	Start Date. Your start date will be mutually agreed upon.

3.	Pay Day. Employees are paid bi-weekly; every other Friday. Pay dates falling on a holiday will be paid on the next business day.

4.	Compensation. loanDepot will pay you the following compensation in this position: $400,000 annual salary.

5.

Discretionary Bonus. You may be eligible to receive a discretionary bonus with a maximum bonus potential target set at $800,000 of which a minimum of $250,000 will be split into quarterly payments of $62,500. Issuance of the discretionary bonus, except the minimum $250,000, is at loanDepot’s sole discretion and may be pro-rated based on your salary and start date. The bonus is discretionary and not earned until issued. You must be employed at the time the bonus is set to be paid in order to earn the bonus.

6.

LLC Unit Grant. Pursuant to a Unit Grant Agreement, which-will be separately provided, and loanDepot’s LLC Agreement (as amended from time to time), loanDepot will grant you a number of Class V Units (anticipated to be granted in July or August of 2017) equal to a percentage of the management incentive pool above the Class V Unit threshold, which units are intended to constitute profits interests for income tax purposes and have a threshold based upon the threshold value for the Class V Units (as determined by loanDepot’s Board of Managers at the time of grant). These units will be held by you through the same “aggregation” entity that holds Class V Units granted to other employees of loanDepot. Solely by way of example, in a hypothetical liquidation of loanDepot for approximately $2 billion, and assuming the threshold value of the Class V Units is approximately $1.2 billion on the date of grant, the management incentive pool above the Class V Unit threshold would be worth approximately $3 million. The foregoing example merely represents a hypothetical, non-market based calculation of loanDepot’s value, and is not representative or indicative of the current fair market (or other) value or any value that loanDepot has achieved or may achieve or what your units may be worth or represent as a percentage of overall company value. You are not relying upon any particular value that loanDepot may achieve in the future (or that the units will have any future value) and loanDepot makes no guarantees or representations as to any future value of loanDepot or the units (or any particular percentage of company value that the units may represent). The Class V Units issued to you shall vest over a period which is the net time of five years less any time between the Start Date and the date of grant. If you resign or are terminated for cause within the first 365 days of your start date, then you will not be entitled to any of the aforementioned Class V Units. After the one year anniversary of your Start Date, you will be entitled to receive 20% of your equity compensation. Thereafter you will accrue the remaining 80% monthly over the remaining four years. All terms of such grant (including but not limited to all terms relating to the holding, vesting, cancellation, transfer or repurchase of such Units) shall be governed by the Unit Grant Agreement and the LLC Agreement. In addition, you may be eligible to receive additional Unit grants as determined by the Board in its sole discretion.

7.

Involuntary Termination of Employment for Good Cause or Voluntary Termination of Employment for Good Reason. If loanDepot terminates your employment without Cause or if you terminate your employment by voluntarily resigning for Good Reason, then for a period of twelve (12) months, commencing on the date your employment is terminated without Cause or on the date you resign for Good Reason, loanDepot will pay your Base Salary as in effect immediately prior to the date of the termination of your employment, payable in installments in accordance with loanDepot’s customary payroll practices. You will be entitled to receive these payments if and only if you have executed and delivered a separation and release agreement in favor of loanDepot and if and only if you have entered into a Consultant Agreement provided by loanDepot. For purposes of this paragraph, “Cause” means (i) any act or acts of fraud constituting a felony committed by you; (ii) your conviction of, or guilty or “no contest” plea to a crime of moral turpitude that impinges on the reputation of loanDepot or that causes or has the reasonable potential to cause an adverse effect on the business, operations, reputation, or financial condition of loanDepot; (iii) a breach of any of your duties or responsibilities in your then-present role with loanDepot; (iv) your refusal to perform specific directives of the Chief Executive Officer and/or the Board that are consistent with the scope and nature of your duties and responsibilities; (v) your use of illegal drugs or repeated drunkenness; (vi) your personal dishonesty involving any money or property of loanDepot; (vii) any act or omission undertaken with the intent to aid or abet a competitor, supplier, or customer of loanDepot to the material disadvantage or detriment of loanDepot; or (viii) your violation of any material provision of the written policies and procedures of loanDepot, in effect from time to time. “Good Reason” means (i) without your consent, any material diminution in the nature and scope of the authorities, powers, or functions of your position; and (ii) any reduction of your Base Salary from the amount then in effect that is not part of company-wide cost cuts or reductions applied to other senior executives. However, you must give written notice of the event constituting Good Reason to the Board within sixty (60) days of your actual knowledge of such event and allow loanDepot thirty (30) days to cure such event, if curable before your resignation will be considered for “Good Reason.”

8.	PTO. You will be eligible to accrue 15 days of PTO annually pursuant to the policies set forth in the Employee Handbook.

9.	Medical Insurance and 401(k). You will be eligible to receive medical insurance and participate in 401(k) the first of the month after one full month of active employment.

10.	Policies. You must abide by loanDepot’s policies and procedures, including all policies contained in loanDepot’s Employee Handbook, which you can find on the company’s intranet.

11.

Background Investigation. This offer is contingent upon your satisfactory completion of a background investigation, which may include criminal history, credit history, employment verification and references, education verification, and social security number verification.

12.

Eligibility. This offer of employment is contingent upon you completing on the first day you report to work (i.e. your start date) the “Employment Eligibility Verification” Form (I-9), and providing the appropriate identification documents as listed on the enclosed “Lists of Acceptable Documents”. If you are unable to provide acceptable identification documents within three (3) business days of your start date, loanDepot will be required by law to terminate your employment immediately.

13.

No Reliance. You acknowledge that you are not relocating your residence or resigning employment in reliance on any promise or representation by loanDepot regarding the kind, character, or existence of such work, or the length of time such work will last, or the compensation therefore.

14.

At Will. Your employment with loanDepot is at will, and either you or loanDepot may terminate the employment relationship at any time with or without notice for any reason. No loanDepot representative has the authority to modify the at-will nature of your employment except for the President of loanDepot, and any such modification must be in writing signed by both you and the President of loanDepot.

15.

Workers’ Compensation. All claims should reported to the Human Resources Department and be filed with The Hartford Group, PO Box 14187, Lexington KY 40512 under loanDepot’s Insurance Policy #WC 72 WE ZQ 1983. Please contact The Hartford’s main office by calling (800) 327-3636.

16.

Modification. loanDepot reserves the right to modify your position, duties, compensation, benefits, and/or other terms and conditions of employment at any time in its sole discretion, as allowed by law, except for the at-will employment policy.

17.	Prior Verbal Agreements. This letter supersedes any prior verbal agreements or representations regarding your employment with loanDepot.

18.	Offer. If this offer is not accepted in writing within 72 hours of the date of this letter, this offer will be automatically revoked at that time.

We are excited to have you join our team. If you have any questions, please feel free to contact me directly.

Regards,

Kevin Tackaberry

EVP, Human Resources

Acknowledged, Accepted, and Agreed by:

/s/ Patrick Flanagan
Signature – Patrick Flanagan

5/18/17
Date

This Offer of Employment complies with all the applicable requirements of California Labor Code section 2810.5 - Cal. Labor Code § 2810.5.